Exhibit 99.1

PRESS RELEASE Feb. 5, 2020

Arrowhead Pharmaceuticals Reports Fiscal 2020 First Quarter Results

-	Conference Call and Webcast Today, Feb. 5 at 4:30 p.m. EST

PASADENA, Calif., Feb. 5, 2020 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal first quarter ended December 31, 2019. The company is hosting a conference call at 4:30 p.m. EST to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 6694317.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 6694317.

Selected Recent Events

•

Began dosing patients and completed enrollment of the first sequential cohort in the AROAAT2002 study, a pilot open-label, multi-dose, Phase 2 study to assess changes in a novel histological activity scale in response to ARO-AAT over time in patients with alpha-1 antitrypsin deficiency associated liver disease

•

Reported interim multiple-dose results on two cardiometabolic candidates ARO-APOC3, being developed as a potential treatment for patients with severe hypertriglyceridemia, and ARO-ANG3, being developed for the treatment of dyslipidemias and metabolic diseases, showing high levels of reduction in APOC3, ANGPTL3, triglycerides, and other lipid parameters
•	Presented single-dose clinical data on ARO-APOC3 and ARO-ANG3 in two late-breaking oral presentations at the American Heart Association Scientific Sessions 2019
•

Completed regulatory submissions to begin Phase 1 studies of ARO-HSD for the treatment of alcohol and nonalcohol related liver disease, and ARO-HIF2 for the treatment of clear cell renal cell carcinoma. Both programs are on schedule to potentially begin dosing patients this quarter or early in the second quarter

•

Expanded Arrowhead’s senior management team with the hiring of seasoned biotech and pharma leaders Dr. Javier San Martin as chief medical officer, Dr. Curt Bradshaw as chief scientific officer, and Jim Hassard as chief commercial officer

•

Appointed Dr. Marianne De Backer as a new independent director; Marianne is currently Executive Vice President, Head of Global Business Development & Licensing, and a member of the Executive Committee of the Pharmaceuticals Division of Bayer AG

•

Hosted an analyst R&D day to discuss Arrowhead’s product development strategy, clinical candidates, and some exciting advancements being made to the TRiMTM platform, which can now reach multiple cell types and be used in a dimer structure that delivers multiple siRNA sequences together to achieve high levels of knockdown of two different genes simultaneously

•

Presented preclinical data at the North American Cystic Fibrosis Conference on ARO-ENaC, Arrowhead’s first TRiMTM-enabled inhaled, pulmonary candidate for the treatment of cystic fibrosis, which is on schedule for a CTA filing in the first half of 2020

•	Improved the balance sheet and extended Arrowhead’s cash runway with a financing with gross proceeds of approximately $267 million

Selected Fiscal 2020 First Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION (unaudited)

	Three Months Ended December 31,
OPERATING SUMMARY	2019	2018

REVENUE	$29,454,579	$34,657,896
OPERATING EXPENSES
Research and development	23,373,616	17,572,043
General and administrative expenses	10,934,557	6,139,709
TOTAL OPERATING EXPENSES	34,308,173	23,711,752
OPERATING INCOME (LOSS)	(4,853,594)	10,946,144
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	2,179,866	1,091,109
NET INCOME (LOSS)	$(2,673,728)	$12,037,253

NET INCOME (LOSS) PER SHARE (DILUTED)	$(0.03)	$0.13
WEIGHTED AVERAGE SHARES OUTSTANDING (DILUTED)	97,090,079	95,590,183

FINANCIAL POSITION SUMMARY	December 31,	September 30,
	2019	2019
CASH AND CASH EQUIVALENTS	$461,032,249	$221,804,128
SHORT-TERM INVESTMENTS	40,969,341	36,899,894
LONG-TERM INVESTMENTS	26,329,098	44,175,993
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	528,330,688	302,880,015
OTHER ASSETS	59,270,946	46,965,422
TOTAL ASSETS	587,601,634	349,845,437
TOTAL CURRENT DEFERRED REVENUE	54,034,129	77,769,629
TOTAL LONG TERM DEFERRED REVENUE	-	5,035,142
OTHER LIABILITIES	34,038,862	23,004,414
TOTAL LIABILITIES	88,072,991	105,809,185
TOTAL STOCKHOLDERS' EQUITY	499,528,643	244,036,252
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$587,601,634	$349,845,437

SHARES OUTSTANDING	101,111,797	95,506,271

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

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